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REPORT OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS AND STOCKHOLDERS
BALLY ENTERTAINMENT CORPORATION

We have audited the accompanying consolidated balance sheet of Bally Entertainment Corporation as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bally Entertainment Corporation at December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in the "Summary of significant accounting policies -- Income taxes" note to the consolidated financial statements, in 1993 the Company changed its method of accounting for income taxes.

ERNST & YOUNG LLP
Chicago, Illinois
February 7, 1996

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BALLY ENTERTAINMENT CORPORATION
CONSOLIDATED BALANCE SHEET

                                                                                 December 31
                                                                         ---------------------------
                                                                              1995            1994
----------------------------------------------------------------------------------------------------
(In thousands)
ASSETS
Current assets:
  Cash and equivalents.................................................. $   285,801     $   178,427
  Marketable securities, at fair value..................................      18,111           6,031
  Receivables, less allowances of $13,094 and $12,196...................      27,497          23,450
  Inventories...........................................................       8,358           8,113
  Deferred income taxes.................................................      22,450          16,299
  Other current assets..................................................      11,495          16,373
                                                                         -----------     -----------
          Total current assets..........................................     373,712         248,693
Property and equipment, at cost:
  Land..................................................................     224,809         223,590
  Buildings, vessels and improvements...................................   1,184,326       1,070,764
  Furniture, fixtures and equipment.....................................     359,661         303,454
  Construction in progress..............................................       9,335          34,299
                                                                         -----------     -----------
                                                                           1,778,131       1,632,107
  Accumulated depreciation..............................................     510,898         445,239
                                                                         -----------     -----------
          Net property and equipment....................................   1,267,233       1,186,868
Investment in and receivables from discontinued operations..............      15,450         291,012
Intangible assets, less accumulated amortization of $28,867 and
  $24,398...............................................................     122,728         123,367
Other assets............................................................     110,094          86,221
                                                                         -----------     -----------
                                                                         $ 1,889,217     $ 1,936,161
                                                                         -----------     -----------
                                                                         -----------     -----------


See accompanying notes.

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

                                                                                December 31
                                                                        ----------------------------
                                                                           1995             1994
----------------------------------------------------------------------------------------------------
(In thousands, except share data)
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................................... $    22,209      $    28,745
  Income taxes payable.................................................       3,583           27,707
  Accrued liabilities..................................................     116,548          113,990
  Current maturities of long-term debt.................................      11,160            7,200
                                                                        -----------      -----------
          Total current liabilities....................................     153,500          177,642
Long-term debt, less current maturities................................   1,278,441        1,258,990
Deferred income taxes..................................................     157,913          152,851
Other liabilities......................................................      12,626           15,656
Minority interests.....................................................      36,102           37,410
Stockholders' equity:
  Preferred stock, $1 par value; 30,000,000 shares authorized --
     Series B Junior Participating; 800,000 shares authorized;
       none issued..................................................
     Series D Convertible Exchangeable; 2,000,000 shares authorized;
      694,497 shares issued; liquidation preference of $34,725.........         694              694
     8% PRIDES Convertible; 15,525,000 shares authorized and issued;
      liquidation preference of $172,716...............................      15,525
  Common stock, $.66 2/3 par value; 80,000,000 shares authorized;
     47,625,927 and 47,138,498 shares issued...........................      31,751           31,426
  Capital in excess of par value.......................................     177,551          295,110
  Retained earnings (accumulated deficit)..............................      27,151          (31,581)
  Common stock in treasury, 146,956 shares at cost.....................      (2,037)          (2,037)
                                                                        -----------      -----------
          Total stockholders' equity...................................     250,635          293,612
                                                                        -----------      -----------
                                                                        $ 1,889,217      $ 1,936,161
                                                                        -----------      -----------
                                                                        -----------      -----------


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BALLY ENTERTAINMENT CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                            Years ended December 31
                                                                                      ----------------------------------
                                                                                    1995             1994             1993
------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share data)
Revenues:
  Casino.......................................................................  $   789,863      $   722,903      $   530,250
  Rooms........................................................................       87,487           88,841           33,380
  Food and beverage............................................................       73,637           67,730           34,163
  Other........................................................................       72,873           62,781           30,412
                                                                                 -----------      -----------      -----------
                                                                                   1,023,860          942,255          628,205
Costs and expenses:
  Casino.......................................................................      386,552          358,195          253,879
  Rooms........................................................................       31,207           33,280           14,301
  Food and beverage............................................................       65,498           65,534           32,483
  Other operating expenses.....................................................      147,670          133,955           87,031
  Selling, general and administrative..........................................      119,218          122,921           80,148
  Gaming development costs, including amortization of pre-opening costs of
    $6,027, $3,330 and $3,052..................................................       12,325           14,200            4,342
  Depreciation and amortization................................................       74,586           75,964           48,075
  Abandonment loss.............................................................                        13,100
                                                                                 -----------      -----------      -----------
                                                                                     837,056          817,149          520,259
                                                                                 -----------      -----------      -----------
Operating income...............................................................      186,804          125,106          107,946
Gain on sales of marketable securities.........................................        2,454           11,806
Interest expense...............................................................     (132,361)        (130,834)         (92,876)
                                                                                 -----------      -----------      -----------
Income from continuing operations before income taxes and minority interests...       56,897            6,078           15,070
Income tax benefit (provision).................................................       18,650           (3,000)          (5,335)
Minority interests.............................................................        1,106           (4,981)             484
                                                                                 -----------      -----------      -----------
Income (loss) from continuing operations.......................................       76,653           (1,903)          10,219
Discontinued operations:
  Loss from operations.........................................................      (10,980)         (46,091)         (26,245)
  Gain on sale.................................................................                                          6,215
                                                                                 -----------      -----------      -----------
Income (loss) before extraordinary item and cumulative effect on prior years of
  change in accounting for income taxes........................................       65,673          (47,994)          (9,811)
Extraordinary gain (loss) on extinguishment of debt............................          458          (20,395)          (8,490)
Cumulative effect on prior years of change in accounting for income taxes......                                        (28,197)
                                                                                 -----------      -----------      -----------
Net income (loss)..............................................................       66,131          (68,389)         (46,498)
Preferred stock dividend requirement...........................................       (6,232)          (2,778)          (2,778)
                                                                                 -----------      -----------      -----------
Net income (loss) applicable to common stock...................................  $    59,899      $   (71,167)     $   (49,276)
                                                                                 -----------      -----------      -----------
                                                                                 -----------      -----------      -----------
Per common and common equivalent share:
  Income (loss) from continuing operations.....................................  $      1.34      $      (.10)     $       .16
  Discontinued operations --
    Loss from operations.......................................................         (.20)            (.98)            (.56)
    Gain on sale...............................................................                                            .13
  Extraordinary gain (loss) on extinguishment of debt..........................          .01             (.44)            (.18)
  Cumulative effect on prior years of change in accounting for income taxes....                                           (.61)
                                                                                 -----------      -----------      -----------
  Net income (loss)............................................................  $      1.15      $     (1.52)     $     (1.06)
                                                                                 -----------      -----------      -----------
                                                                                 -----------      -----------      -----------


See accompanying notes.

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BALLY ENTERTAINMENT CORPORATION
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                 Retained
                                                                    Capital      earnings                      Common      Total
                                                                      in         (accumu-     Cumulative       stock       stock-
                                          Preferred     Common     excess of      lated       translation        in        holders'
            DOLLAR AMOUNTS                  stock       stock      par value     deficit)     adjustments     treasury     equity
------------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share data)
Balance at December 31, 1992.............  $   694     $30,731     $ 289,311     $ 88,783       $ 2,506       $(1,798)     $410,227
  Net loss...............................                                         (46,498)                                  (46,498)
  Issuance of common stock:
    In satisfaction of Series D Preferred
      Stock dividends, $4.00 per share...                  221         2,557       (2,778)                                       --
    In satisfaction of other obligations.                  180         1,232                                                  1,412
    Under stock option plans.............                  193         1,313                                                  1,506
  Effect of disposal of discontinued
    operations............................                                                       (2,506)                     (2,506)
                                          --------    --------     ---------     --------      --------       -------     ---------
Balance at December 31, 1993..............     694      31,325       294,413       39,507            --        (1,798)      364,141
  Net loss................................                                        (68,389)                                  (68,389)
  Change in unrealized gain/loss on
  available-
    for-sale securities...................                                             79                                        79
  Series D Preferred Stock dividends,
    $4.00 per share.......................                                         (2,778)                                   (2,778)
  Issuance of common stock under stock
    purchase and option plans.............                 101           697                                                    798
  Purchases of common stock...............                                                                       (239)         (239)
                                          --------    --------     ---------     --------      --------       -------      --------
Balance at December 31, 1994..............     694      31,426       295,110      (31,581)           --        (2,037)      293,612
  Net income..............................                                         66,131                                    66,131
  Change in unrealized gain/loss on
    available-for-sale securities.........                                         (1,167)                                   (1,167)
  Issuance of 8% PRIDES Convertible
    Preferred Stock.......................  15,525                   151,305                                                166,830
  Series D Preferred Stock dividends,
    $4.00 per share.......................                                         (2,778)                                   (2,778)
  8% PRIDES Convertible Preferred Stock
    dividends, $.2225 per share...........                                         (3,454)                                   (3,454)
  Issuance of common stock under stock
    purchase and option plans.............                 325         3,561                                                  3,886
  Spin-off of fitness centers segment.....                          (272,425)                                              (272,425)
                                          --------    --------     ---------     --------      --------       -------      --------
Balance at December 31, 1995.............. $16,219     $31,751     $ 177,551     $ 27,151      $     --       $(2,037)     $250,635
                                          --------    --------     ---------     --------      --------       -------      --------
                                          --------    --------     ---------     --------      --------       -------      --------



                                                                              Preferred stock              Common stock
                                                                          -----------------------     -----------------------
                            SHARE AMOUNTS                                 Series D      8% PRIDES      Issued       Treasury
-----------------------------------------------------------------------------------------------------------------------------
(In thousands)
Balance at December 31, 1992..........................................          694                      46,096           110
  Issuance of common stock:
    In satisfaction of Series D Preferred Stock dividends.............                                      332
    In satisfaction of other obligations..............................                                      269
    Under stock option plans..........................................                                      289
                                                                          ---------     ---------     ---------     ---------
Balance at December 31, 1993..........................................          694            --        46,986           110
  Issuance of common stock under stock purchase and option plans......                                      152
  Purchases of common stock...........................................                                                     37
                                                                          ---------     ---------     ---------     ---------
Balance at December 31, 1994..........................................          694            --        47,138           147
  Issuance of 8% PRIDES Convertible Preferred Stock...................                     15,525
  Issuance of common stock under stock purchase and option plans......                                      488
                                                                          ---------     ---------     ---------     ---------
Balance at December 31, 1995..........................................          694        15,525        47,626           147
                                                                          =========     ===========   =========     =========


See accompanying notes.

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BALLY ENTERTAINMENT CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                        Years ended December 31
                                                                 -------------------------------------
                                                                    1995          1994         1993
------------------------------------------------------------------------------------------------------
                                                                                        (In thousands)
OPERATING:
  Income (loss) from continuing operations...................... $   76,653    $   (1,903)   $  10,219
  Adjustments to reconcile to cash provided --
     Depreciation and amortization (including pre-opening
       costs)...................................................     80,613        79,294       51,127
     Interest accretion on discount notes and other amortization
       included in interest expense.............................     20,747        19,867       10,110
     Abandonment loss...........................................                   13,100
     Deferred income taxes......................................        (63)      (21,758)     (27,061)
     Gain on sales of marketable securities.....................     (2,454)      (11,806)
     Provision for doubtful receivables.........................      4,718         6,829        2,201
     Minority interests.........................................     (1,106)        4,981         (484)
     Change in operating assets and liabilities.................    (54,007)      (26,170)       5,358
     Other, net.................................................     (5,041)          373       (1,816)
                                                                 ----------    ----------    ---------
          Cash provided by operating activities.................    120,060        62,807       49,654
INVESTING:
  Purchases and construction of property and equipment..........   (135,346)      (95,858)     (70,895)
  Increase (decrease) in construction-related liabilities.......     (2,326)       (1,015)       8,558
  Acquisitions of Bally's Grand, Inc. common stock, net of cash
     acquired upon consolidation................................    (18,004)      (14,256)      30,688
  Loans to nonconsolidated gaming ventures......................    (13,600)
  Purchases of marketable securities............................    (45,442)      (16,352)
  Net proceeds from sales of marketable securities..............     27,680        27,168
  Other, net....................................................     (9,708)       (2,476)     (24,351)
                                                                 ----------    ----------    ---------
          Cash used in investing activities.....................   (196,746)     (102,789)     (56,000)
FINANCING:
  Debt transactions --
     Proceeds from long-term borrowings.........................     71,099       434,973      720,181
     Repayments of long-term debt...............................    (61,562)     (389,451)    (536,440)
     Net repayments under revolving credit agreements...........                   (2,000)      (1,000)
     Debt issuance costs........................................       (854)      (16,133)     (26,659)
                                                                 ----------    ----------    ---------
          Cash provided by debt transactions....................      8,683        27,389      156,082
  Equity transactions --
     Proceeds from issuance of 8% PRIDES Convertible
       Preferred Stock..........................................    166,830
     Proceeds from issuance of common stock under stock purchase
       and option plans.........................................      3,253           755          590
     Preferred stock dividends..................................     (2,778)       (2,778)
     Purchases of common stock for treasury.....................                     (239)
                                                                 ----------    ----------    ---------
          Cash provided by financing activities.................    175,988        25,127      156,672
DISCONTINUED OPERATIONS:
  Dividends received from discontinued operations...............                                15,000
  Other, net....................................................      8,072         1,204          799
                                                                 ----------    ----------    ---------
          Cash provided by discontinued operations..............      8,072         1,204       15,799
                                                                 ----------    ----------    ---------
Increase (decrease) in cash and equivalents.....................    107,374       (13,651)     166,125
Cash and equivalents, beginning of year.........................    178,427       192,078       25,953
                                                                 ----------    ----------    ---------
Cash and equivalents, end of year............................... $  285,801    $  178,427    $ 192,078
                                                                 ----------    ----------    ---------
                                                                 ----------    ----------    ---------



See accompanying notes.

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

                                                                       Years ended December 31
                                                                --------------------------------------
                                                                   1995          1994          1993
------------------------------------------------------------------------------------------------------
                                                                                        (In thousands)
SUPPLEMENTAL CASH FLOWS INFORMATION:
  Changes in operating assets and liabilities, net of effects from acquisitions and dispositions, were as follows:
       Increase in receivables...............................   $   (6,245)   $   (6,048)   $   (3,252)
       (Increase) decrease in inventories, other current
          assets and other assets............................       (1,500)       (9,931)       12,033
       Increase (decrease) in accounts payable and accrued
          liabilities........................................        7,633        (8,309)       (1,731)
       Increase (decrease) in income taxes payable...........      (53,149)       (1,730)       13,791
       Decrease in other liabilities.........................         (746)         (152)      (15,483)
                                                                ----------    ----------    ----------
                                                                $  (54,007)   $  (26,170)   $    5,358
                                                                ----------    ----------    ----------
                                                                ----------    ----------    ----------
  Cash was invested in acquisitions of Bally's Grand, Inc.
     common stock as follows:
       Fair value of assets acquired (including goodwill of
          $19,354)...........................................   $             $             $ (475,299)
       Liabilities assumed (including long-term debt of
          $259,950)..........................................                                  390,305
       Minority interests....................................      (19,234)      (17,080)       43,280
       Unsettled purchases...................................        1,230         2,824
       Cash and equivalents acquired upon consolidation......                                   72,402
                                                                ----------    ----------    ----------
                                                                $  (18,004)   $  (14,256)   $   30,688
                                                                ----------    ----------    ----------
                                                                ----------    ----------    ----------
  Cash payments for interest and income taxes for continuing operations were as follows:
       Interest paid.........................................   $  114,599    $  115,551    $   79,347
       Interest capitalized..................................       (2,838)       (2,067)         (422)
       Income taxes paid (net of refunds)....................       35,220        26,485        18,639
  Investing and financing activities exclude the following
     non-cash activities:
       Contribution of net assets into consolidated venture
          by minority interest...............................   $   13,079    $             $
       Purchases of marketable securities on margin
          (including unsettled purchases)....................        4,153        21,620
       Sales of margined marketable securities (including
          unsettled sales)...................................       11,095        16,764
       Accrued preferred stock dividends.....................        3,454
       Acquisition of Bally's Grand, Inc. common stock in
          exchange for other equity securities...............                     10,161        18,838
       Reduction of intangible assets resulting from the
          settlement of a pre-acquisition contingency........                      3,998
       Issuance of common stock in satisfaction of certain
          obligations........................................                                    4,190
       Discontinued operations --
          Spin-off of fitness centers segment and capital
            contributions (principally forgiveness of
            indebtedness) to Bally Total Fitness Holding
            Corporation......................................      272,425        31,400        32,000
          Reduction in income taxes receivable from Bally
            Total Fitness Holding Corporation................        5,163         1,084        16,427
          Sale of certain fitness-related assets.............                                   27,621


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BALLY ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(ALL DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements include the accounts of Bally Entertainment Corporation ("Bally") and the subsidiaries which it controls (collectively, the "Company"). The consolidated financial statements have been presented to reflect Bally Total Fitness Holding Corporation ("BFIT"), formerly Bally's Health & Tennis Corporation, as a discontinued operation because of Bally's spin-off of its fitness centers segment (see "Discontinued operations"). As a result, the Company's continuing operations comprise one industry segment and all significant revenues arise from two casino hotel resorts in Atlantic City, New Jersey, a casino hotel resort in Las Vegas, Nevada, a dockside casino and hotel in Robinsonville, Mississippi (near Memphis, Tennessee) and a riverboat casino in New Orleans, Louisiana.

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles which require the Company's management to make estimates and assumptions that affect the amounts reported therein. Actual results could vary from such estimates. In addition, certain reclassifications have been made to prior years' financial statements to conform with the 1995 presentation.

Cash equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. The carrying amount of cash equivalents approximates fair value due to the short maturity of those instruments.

Marketable securities

Marketable securities consist primarily of common stock of certain publicly traded gaming companies. These securities are considered available-for-sale securities and are carried at fair value with the change in unrealized gains or losses reported net of tax, as a credit or charge to retained earnings. The cost of securities sold is determined on the specific identification method. A summary of available-for-sale securities at December 31, 1995 and 1994 and for the years then ended follows.

                               1995      1994
-----------------------------------------------
Cost........................  $19,821   $ 5,846
Gross unrealized gains......      247       219
Gross unrealized losses.....    1,957        34
Gross realized gains........    2,844    11,884
Gross realized losses.......      390        78

Inventories

Inventories of provisions and supplies are stated at the lower of cost (first-in, first-out basis) or market, which approximates replacement cost.

Property and equipment


Depreciation of property and equipment is provided principally on the straight-line method over the estimated economic lives of the related assets, and amortization of leasehold improvements is provided on the straight-line method over the lesser of the estimated economic lives of the improvements or the lease term. Depreciation expense was $67,894, $68,938 and $44,112 for 1995, 1994 and 1993, respectively.

Deferred finance costs

Deferred finance costs are amortized over the terms of the related debt using the bonds outstanding method. Included in "Other assets" at December 31, 1995 and 1994 were deferred finance costs of $31,491 and $36,528, respectively, net of accumulated amortization of $10,959 and $6,105, respectively.

Pre-opening costs

Personnel, marketing and other operating costs that are directly associated with the opening of new casinos are capitalized as pre-opening costs and amortized to expense on the straight-line method over the first six months of operations. Included in "Other assets" at December 31, 1995 and 1994 were pre-opening costs of $3,362 and $1,740, respectively.

Intangible assets

Intangible assets consist principally of cost in excess of net assets of acquired businesses (goodwill) and are being amortized on the straight-line method over periods ranging up to forty years from the dates of acquisition.

The Company evaluates annually whether the remaining estimated useful life of goodwill may

------------------------------------------------------------------------------
BALLY ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
(ALL DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

warrant revision or the remaining balance of goodwill may not be recoverable, generally considering expectations of future profitability and cash flows (undiscounted and without interest charges) for each subsidiary having goodwill of significance. If the sum of a subsidiary's expected future cash flows was less than the carrying value of that subsidiary, an impairment loss would be recognized equal to the amount by which the carrying value of that subsidiary exceeded its fair value. The Company believes that no impairment of goodwill exists at December 31, 1995.

Revenue recognition

Casino revenues consist of the net win from gaming activities, which is the difference between gaming wins and losses. Revenues exclude the retail value of complimentary food, beverages and hotel services furnished to customers, which were $115,803, $99,558 and $71,261 for 1995, 1994 and 1993, respectively. The estimated costs of providing such complimentary services, which are classified as casino expenses through interdepartment allocations from the departments granting the services, were as follows:

                       1995        1994         1993
------------------------------------------------------
Rooms.............    $17,573     $15,601     $ 10,010
Food and
  beverage........     58,119      53,356       40,541
Other.............      7,264       6,958        5,577
                      -------     -------     --------
                      $82,956     $75,915     $ 56,128
                      ========    ========    ========

Gaming development costs

Gaming development costs include consulting and legal fees, design and architectural costs, application and licensing fees and salaries incurred in connection with the pursuit and development of new gaming projects in various jurisdictions. These costs are expensed as incurred until such time as a particular opportunity is determined to be viable, generally when the Company has been selected as the operator of a new gaming facility or a gaming license has been granted to the Company, at which time such costs are generally accounted for as pre-opening costs.

Income taxes

Effective January 1, 1993, the Company changed its method of accounting for income taxes as required by Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." As permitted by SFAS No. 109, the Company elected to use the cumulative effect approach rather than to restate the consolidated financial statements of any prior years to apply the provisions of SFAS No. 109. The cumulative effect on prior years of this change in accounting for income taxes was a charge of $28,197.

ABANDONMENT LOSS

On February 9, 1995, the Company entered into a venture agreement with a subsidiary of Lady Luck Gaming Corporation ("Lady Luck") pursuant to which the Company relocated its dockside casino from Mhoon Landing to a site in Robinsonville, Mississippi, where Lady Luck had constructed a 238-room hotel. Effective April 1, 1995, the Company contributed its dockside casino and related assets to the venture, and Lady Luck contributed the hotel and related assets. Through subsidiaries, Bally owns a 58% equity interest in and serves as general manager of the venture ("Bally's Mississippi").

In connection with the venture agreement, the Company terminated its land lease at Mhoon Landing, thereby causing the land-based building and related leaseholds to become property of the lessor. In addition, certain other assets were not recoverable upon relocation. As a result, the Company recognized a charge of $13,100 at December 31, 1994, which represented the write-off of the net book value of assets abandoned.

EXTRAORDINARY ITEMS

In 1995, the Company purchased $20,040 principal amount of the Bally's Casino Holdings, Inc. ("Casino Holdings") discount notes for $13,448 in cash, which resulted in an extraordinary gain of $458, net of income taxes of $247.

In 1994, Bally's Park Place completed a refinancing of its debt which resulted in an extraordinary loss of $20,735, net of income taxes of $14,137. Also in 1994, the Company purchased $7,400 principal amount of the Casino Holdings discount notes for $4,456 in cash,

------------------------------------------------------------------------------
BALLY ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
(ALL DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

which resulted in an extraordinary gain of $340, net of income taxes of $183.

In 1993, three other subsidiaries of the Company completed refinancings of their debt which, in the aggregate, resulted in an extraordinary loss totalling $8,490, net of income taxes of $5,092 and minority interests of $412.

EARNINGS (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE

Earnings (loss) per common and common equivalent share is computed by dividing net income (loss) applicable to common stock by the weighted average number of shares of common stock and common stock equivalents outstanding during each year (55,452,172 in 1995, 46,897,196 in 1994 and 46,558,856 in 1993). Common
stock equivalents (which primarily represent the dilutive effect of the assumed conversion of certain convertible/ exchangeable securities and the assumed exercise of certain outstanding stock options) increased the weighted average number of shares outstanding by 8,297,557 in 1995.
Assumed conversion of convertible/exchangeable securities was not applicable and assumed exercise of outstanding stock options was not significant in 1994 or 1993.

ACQUISITION OF BALLY'S GRAND, INC.

On August 20, 1993 (the "Effective Date"), the Fifth Amended Plan of Reorganization (the "Chapter 11 Plan") of Bally's Grand, Inc. (a company originally acquired by Bally in 1986 which owns and operates the casino hotel resort in Las Vegas, Nevada known as "Bally's Las Vegas") became effective and Bally's Grand, Inc. emerged from bankruptcy. For almost two years prior thereto, Bally's Grand, Inc. operated its business and managed its properties as a debtor-in-possession under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"). On the Effective Date, Bally relinquished all of its equity interest in Bally's Grand, Inc. and Bally's net intercompany receivable from Bally's Grand, Inc. was cancelled and extinguished. Bally's investment in and advances to Bally's Grand, Inc. were written down to zero in 1990. Also, Bally did not provide any type of guarantee or commitment to Bally's Grand, Inc. nor did it assume any other obligation of Bally's Grand, Inc. in connection with the Chapter 11 Plan. Accordingly, the Company did not reflect any equity in earnings of Bally's Grand, Inc. for the period from January 1, 1993 through the Effective Date.

During 1993, two subsidiaries of Bally acquired 5,215,678 shares (approximately 50% of the shares then outstanding) of reorganized Bally's Grand, Inc. common stock in several transactions in exchange for $41,714 and 1,752,400 shares of Bally Gaming International, Inc. ("Gaming") common stock. Bally's Grand, Inc. has been consolidated since December 1, 1993 as a result of Bally's attainment of a controlling interest at that time. From September 29, 1993 (the date a cumulative 20% equity interest in reorganized Bally's Grand, Inc. was attained) through November 30, 1993, Bally's investment in Bally's Grand, Inc. was recorded on the equity method of accounting. The equity in earnings of reorganized Bally's Grand, Inc. recognized during that period was $786.

During 1994, Bally's Grand, Inc. repurchased 1,439,681 shares of its common stock in several transactions for $17,080. In addition, a subsidiary of Bally acquired 752,676 shares of Bally's Grand, Inc. common stock from an executive officer of Bally in exchange for cumulative exchangeable preferred stock of that subsidiary. See "Minority interests."

During 1995, Bally's Grand, Inc. repurchased 676,900 shares of its common stock in several transactions for $7,663. In addition, a subsidiary of Bally acquired 850,810 shares of Bally's Grand, Inc. common stock in several transactions for $8,747.

Collectively, as a result of the transactions described above, Bally owned approximately 81% of the Bally's Grand, Inc. common shares outstanding at December 31, 1995. The acquisitions of Bally's Grand, Inc. common stock have been recorded using the purchase method of accounting and the excess of the purchase price over the estimated fair value of net assets acquired totalling $29,053 is being amortized using the straight-line method over 20 years.

Certain employees of Bally and certain of its subsidiaries provide various management, administrative and support services to Bally's Grand, Inc. During 1993, Bally was paid $1,427 for such services provided to Bally's Grand, Inc.

------------------------------------------------------------------------------
BALLY ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
(ALL DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

prior to the Effective Date. Following the Effective Date, such services, among other things, are provided to reorganized Bally's Grand, Inc. under a management agreement pursuant to which a subsidiary of Bally receives $3,000 annually.

The following unaudited pro forma summary consolidated results of operations of the Company for 1993 has been prepared to give effect to the 1993 acquisition of the controlling interest in reorganized Bally's Grand, Inc. as if such acquisition had occurred as of January 1, 1993. The pro forma results have been prepared for comparative purposes only and do not purport to present what the Company's results of operations would actually have been if the acquisition had in fact occurred at such date or to project the Company's results of operations for any future year. In addition, the pro forma summary consolidated results of operations of the Company include adjustments to the historical results of operations of Bally's Grand, Inc. which principally reflect: (i) the elimination of the reorganization items of Bally's Grand, Inc., (ii) the effects of transactions related to the reorganization of Bally's Grand, Inc. pursuant to the Chapter 11 Plan, (iii) the effects of the adoption of "fresh-start reporting" and (iv) the income tax effects of the pro forma adjustments. The pro forma summary consolidated results of operations for 1993 is based upon available information and upon certain assumptions that management believes are reasonable.

Revenues...........................   $867,952
Operating income...................    143,048
Income from continuing operations..     11,571
Net loss...........................    (46,707)
Per common and common equivalent
  share:
     Income from continuing
       operations..................   $    .19
     Net loss......................      (1.06)

ACCRUED LIABILITIES
                             1995       1994
----------------------------------------------
Payroll and
  benefit-related........  $ 44,728   $ 40,213
Interest.................    21,094     29,179
Other....................    50,726     44,598
                           --------   --------
                           $116,548   $113,990
                           --------   --------
                           --------   --------

LONG-TERM DEBT

The carrying amounts of the Company's long-term debt at December 31, 1995 and 1994 are as follows:

                                      1995           1994
---------------------------------------------------------
Bally:
  8% Convertible Senior
    Subordinated Debentures due
    2000.......................    $   13,586      $
  10% Convertible Subordinated
    Debentures due 2006........        75,000         80,000
  6% Convertible Subordinated
    Debentures due 1998........         1,804         15,715

Casino Holdings:
  Senior Discount Notes due
    1998, less unamortized
    discount of $42,805 and
    $63,319....................       149,755        149,281
Bally's Park Place:
  9 1/4% First Mortgage Notes
    due 2004...................       425,000        425,000
The Grand:
  10 5/8% First Mortgage Notes
    due 2003, less unamortized
    discount of $1,678 and
    $1,824.....................       273,322        273,176
Bally's Las Vegas:
  10 3/8% First Mortgage Notes
    due 2003...................       315,000        315,000
Bally's Casino  Lakeshore
  Resort:
    Term loan..................        21,681
    Construction loan..........                        4,358
Other secured and unsecured
  obligations..................        14,453          3,660
                                   ----------     ----------
Total long-term debt...........     1,289,601      1,266,190
Current maturities of long-term
  debt.........................       (11,160)        (7,200)
                                   ----------     ----------
Long-term debt, less current
  maturities...................    $1,278,441     $1,258,990
                                   ----------     ----------
                                   ----------     ----------

In July 1995, Bally completed an exchange offer pursuant to which Bally exchanged $13,586 of 8% Convertible Senior Subordinated Debentures due 2000 (the "8% Debentures") for $13,586 of 6% Convertible Subordinated Debentures due 1998 (the "6% Debentures"). The exchange eliminated all cash sinking fund requirements for the 6% Debentures and restrictive dividend covenants, enabling Bally to proceed with the spin-off of its fitness centers segment. The 8% Debentures are not subject to any sinking fund requirements or restrictive dividend covenants and may be redeemed at any time, in whole or in part, without premium. At any time prior to maturity or redemption, these debentures are convertible into shares of Bally Common Stock,

------------------------------------------------------------------------------
BALLY ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
(ALL DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

par value $.66 2/3 per share (the "Common Stock") at a current conversion price of $12.46 per share (as adjusted for the spin-off of BFIT), subject to adjustment for certain subsequent changes in the Company's capitalization.

The Bally 10% Convertible Subordinated Debentures due 2006 (the "10% Debentures") require annual sinking fund payments of $5,000 through 2005. The Company may redeem these debentures at any time, in whole or in part, with a premium of 0.62% at December 31, 1995 and zero in December 1996 and thereafter. At any time prior to maturity or redemption, these debentures are convertible into Common Stock at a current conversion price of $29.42 per share (as adjusted for the spin-off of BFIT), subject to adjustment for certain subsequent changes in the Company's capitalization. The Company purchased $5,000 principal amount of these debentures in 1995 to satisfy the annual sinking fund requirement, which resulted in a pre-tax gain of $303 (included in "Other revenues").

The 8% Debentures and 10% Debentures rank pari passu and their payment is subordinated to the prior payment, in full, of all senior indebtedness of Bally, as defined (approximately $152,000 at December 31, 1995). In addition, almost all of the Company's business is conducted through subsidiaries and claims of creditors of subsidiaries are effectively senior to these debentures.

The 6% Debentures may be redeemed by the Company at any time, in whole or in part, without premium. At any time prior to maturity or redemption, these debentures are convertible into shares of Common Stock at a current conversion price of $26.10 per share (as adjusted for the spin-off of BFIT), subject to adjustment for certain subsequent changes in the Company's capitalization. The 6% Debentures are effectively subordinated to all indebtedness of Bally and all liabilities of the Company's subsidiaries. During 1995, the Company purchased $325 principal amount of these debentures to partially satisfy former sinking fund requirements, which resulted in a pre-tax gain of $45 (included in "Other revenues").

The Casino Holdings Senior Discount Notes due 1998 (the "Senior Discount Notes") were issued at a discount to yield an interest rate of 10 1/2% and are not subject to any sinking fund requirement, but may be redeemed at any time, in whole or in part, at their accreted value plus a "make-whole premium," as defined. The Senior Discount Notes are effectively subordinated to all liabilities and guarantees of Casino Holdings' subsidiaries, which were approximately $912,000 at December 31, 1995.

The Bally's Park Place 9 1/4% First Mortgage Notes due 2004 (the "9 1/4% Notes") are not subject to any sinking fund requirement, but may be redeemed beginning March 1999, in whole or in part, with premiums ranging from 4.5% in 1999 to zero in 2002 and thereafter. The 9 1/4% Notes are secured by a first mortgage on and security interest in substantially all property and equipment at Bally's Park Place, which had a net book value of approximately $467,000 at December 31, 1995. In February 1996, Bally's Park Place amended its revolving credit facility to increase the available credit line from $50,000 to $65,000 and extend the expiration date to December 31, 1998. The revolving credit facility provides for interest on borrowings payable, at Bally's Park Place's option, at the agent bank's prime rate or the LIBOR rate plus 2%, each of which increases as the balance outstanding increases. The credit facility is secured by a pari passu lien on the collateral securing the 9 1/4% Notes. Bally's Park Place pays a fee of 1/2% on the unused commitment and the entire credit line was unused at December 31, 1995.

The Grand's 10 5/8% First Mortgage Notes due 2003 (the "10 5/8% Notes") were issued at a discount to yield an interest rate of 10 3/4%. The 10 5/8% Notes are not subject to any sinking fund requirement, but may be redeemed beginning April 1998, in whole or in part, with premiums ranging from 5.25% in 1998 to zero in 2001 and thereafter. The 10 5/8% Notes are secured by a first mortgage on and security interest in all property and equipment of The Grand, which had a net book value of approximately $282,000 at December 31, 1995. The Grand has a $20,000 revolving credit agreement expiring on December 31, 1996 which provides for interest on borrowings at the rate of 1% above the agent bank's prime rate and is secured by a pari passu lien on the collateral securing the 10 5/8% Notes. The Grand pays a fee of 1/2% on the unused commitment and the entire credit line was unused at December 31, 1995.

The Bally's Las Vegas 10 3/8% First Mortgage Notes due 2003 (the "10 3/8% Notes") are not

------------------------------------------------------------------------------
BALLY ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
(ALL DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

subject to any sinking fund requirement, but may be redeemed beginning December 1998, in whole or in part, with premiums ranging from 5.19% in 1998 to zero in 2001 and thereafter. The 10 3/8% Notes are secured by a first priority lien on the fee interests in the approximately thirty-acre site comprising Bally's Las Vegas and by a security interest in certain other personal property, which together had a net book value of approximately $370,000 at December 31, 1995.

In July 1995, Bally's Casino Lakeshore Resort ("Bally's New Orleans") replaced its construction loan with a five-year term loan, which is secured by a first priority preferred mortgage on the riverboat (which had a net book value of approximately $36,000 at December 31, 1995) and is guaranteed by Bally. The term loan requires monthly payments of $490, including interest at 9.58%.

Other secured and unsecured obligations are payable through 2018 and are collateralized by receivables, land, buildings and equipment which have a net book value of approximately $21,000 at December 31, 1995. In addition, Bally has guaranteed $11,850 of this indebtedness outstanding at December 31, 1995 for certain of its subsidiaries. Interest rates on these obligations averaged approximately 10% at December 31, 1995. The weighted average interest rate on short-term borrowings was 7.9% in 1994 and there were no short-term borrowings in 1995 or 1993.

Dividend and other restrictions

Each of Bally's principal subsidiaries presently have debt covenants which limit the payment of dividends to Bally. Dividends received by Casino Holdings other than from Bally's Park Place are not available to be paid to Bally unless available pursuant to a net income test (generally limited to 50% of Casino Holdings' consolidated net income exclusive of income attributable to Bally's Park Place). At December 31, 1995, no amounts were available for the payment of dividends to Bally under such net income test. However, any dividends paid by Bally's Park Place to Casino Holdings pursuant to a separate net income test (generally limited to 50% of Bally's Park Place's aggregate consolidated net income, as defined, earned since April 1, 1994) may be declared as a dividend by Casino Holdings and paid to Bally. At December 31, 1995, $3,090 was available to be paid by Bally's Park Place to Bally (through Casino Holdings) under this separate net income test. In addition, $2,220 was available as of December 31, 1995 for the payment of dividends by Bally's Las Vegas.

The indentures for Bally's debt do not contain cross-default provisions. The indentures and credit agreements related to the indebtedness of certain of Bally's subsidiaries require, among other things, that these subsidiaries maintain certain financial ratios and restrict the amount of additional indebtedness that can be incurred.

Other than as previously described, Bally has not guaranteed the payment of principal or interest under the debt securities and credit agreements of its subsidiaries outstanding at December 31, 1995. However, Bally remains guarantor of approximately $10,600 of BFIT's long-term debt outstanding at December 31, 1995.

Annual maturities

Aggregate annual maturities of long-term debt for the five years after December 31, 1995 are as follows:

                      1996      1997       1998      1999      2000
----------------------------------------------------------------------
Bally............... $ 5,440   $ 9,677   $  6,804   $ 5,000   $18,586
Casino Holdings.....                      192,560
Bally's New
 Orleans............   5,416     5,983      6,136     6,277     3,862
Other...............     304       535         53        55        57
                     -------   -------   --------   -------   -------
                     $11,160   $16,195   $205,553   $11,332   $22,505
                     -------   -------   --------   -------   -------
                     -------   -------   --------   -------   -------

Fair value

The fair value of the Company's long-term debt at December 31, 1995 and 1994 was $1,288,376 and $1,033,222, respectively. The fair value of publicly held debt securities is based on quoted market prices. The fair value of borrowings under revolving credit agreements and of other secured and unsecured obligations approximates their carrying amount. The fair values are not necessarily indicative of the amounts the Company could realize in a current market exchange.

INCOME TAXES

The income tax provision (benefit) applicable to income from continuing operations before

------------------------------------------------------------------------------
BALLY ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
(ALL DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

income taxes and minority interests consists of the following:

                    1995         1994         1993
----------------------------------------------------
Current:
  Federal........ $(25,964)    $ 20,426     $ 28,536
  State..........    7,377        4,332        3,860
                  --------     --------     --------
                   (18,587)      24,758       32,396
Deferred:
  Federal........   (3,291)     (22,010)     (26,867)
  State..........    3,228          252         (194)
                  --------     --------     --------
                       (63)     (21,758)     (27,061)
                  --------     --------     --------
                  $(18,650)    $  3,000     $  5,335
                  --------     --------     --------
                  --------     --------     --------
Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1995 and 1994, along with their classification, are as follows:

                                   1995                     1994
                          ----------------------   ----------------------
                           Assets    Liabilities    Assets    Liabilities
-------------------------------------------------------------------------
Expenses which are not
 currently deductible for
 tax purposes:
   Bad debts............. $  6,657    $            $  7,442    $
   Other.................   33,491                   35,088
Depreciation and
 capitalized costs.......                175,740                  169,314
Basis difference of
 investments.............                 10,287                   27,067
Federal and state
 carryforwards...........   47,311                  119,178
Other, net...............                 29,116                   31,440
                          --------   -----------   --------   -----------
                            87,459    $  215,143    161,708    $  227,821
                                     -----------              -----------
                                     -----------              -----------
Valuation allowance......   (7,779)                 (70,439)
                          --------                 --------
                          $ 79,680                 $ 91,269
                          --------                 --------
                          --------                 --------
Current.................. $ 22,605    $      155   $ 16,760    $      461
Long-term................   57,075       214,988     74,509       227,360
                          --------   -----------   --------   -----------
                          $ 79,680    $  215,143   $ 91,269    $  227,821
                          --------   -----------   --------   -----------
                          --------   -----------   --------   -----------

Upon consummation of the spin-off of BFIT (see "Discontinued operations"), a portion of the Company's federal loss and Alternative Minimum Tax ("AMT") credit carryforwards are allocated to BFIT pursuant to U.S. Treasury Regulations. Because the distribution of BFIT common stock occurred on January 9, 1996, estimates of
1996 taxable income were used in order to determine the amount of carryforwards which will be allocated to BFIT under the U.S. Treasury Regulations. As such, the amount of carryforwards ultimately allocated to BFIT may be different.

Because of the complex issues involved in the Company's tax situation and the Company's expectation of the ultimate resolution of such issues, the Company provided a valuation allowance at December 31, 1994 for a substantial portion of its federal and state tax loss carryforwards and a portion of its AMT credits. This valuation allowance was reduced in the fourth quarter of 1995 due to, among other factors, the closing of several Internal Revenue Service audit cycles and the Company's assessment of its ability to realize its remaining deferred tax assets. At that time, the Company wrote off approximately $20,000 of deferred tax assets no longer available against the valuation allowance. The remainder of the reduction is reflected in the income tax benefit for 1995.

Based upon the estimates described above, the Company had federal loss and AMT credit carryforwards at December 31, 1995 of approximately $87,000 and $9,000, respectively. The Company's federal loss carryforwards begin to expire in 2006 and fully expire in 2010, and the Company's AMT credits have no expirations. In addition, the Company had recorded deferred tax assets for state tax loss carryforwards at December 31, 1995 of approximately $5,000 which begin to expire in 1996 and fully expire in 2010. Based upon present expectations of the Company's future operating results, the Company has provided a valuation allowance at December 31, 1995 for substantially all of the state tax loss carryforwards and federal credits which are not presently expected to be realized.

A reconciliation of the income tax provision (benefit) with amounts determined by applying the U.S. statutory tax rate to income (loss) from continuing operations before income taxes and minority interests follows.

------------------------------------------------------------------------------
BALLY ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
(ALL DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                 1995        1994        1993
   ---------------------------------------------------------
Provision (benefit) at U.S.
  statutory tax rate (35%).... $ 19,914     $ 2,127     $ 5,275
Add (deduct):
  State income taxes, net of
    related federal income tax
    benefit...................    6,893       3,433       2,393
  Nondeductible expenses --
    Amortization and
      depreciation............    1,562       1,247       1,140
    Other.....................    1,926       1,549
  Changes in the valuation
    allowance.................  (42,532)     (7,543)      8,100
  Prior years' taxes..........   (6,354)      2,216     (13,448)
  Effect of change in state
    (1994) and U.S. (1993)
    statutory tax rates on
    deferred tax balances.....                 (452)      1,492
  Other, net..................      (59)        423         383
                               --------     -------     -------
Income tax provision
  (benefit)................... $(18,650)    $ 3,000     $ 5,335
                               --------     -------     -------
                               --------     -------     -------

MINORITY INTERESTS

At December 31, 1995 and 1994, minority interests represents the share of equity that Bally does not own in Bally's Grand, Inc., Bally's Mississippi and Bally's New Orleans. In addition, minority interests includes the $10,161 redemption value/liquidation preference of the preferred stock of a Bally subsidiary that was issued to an executive officer of Bally in December 1994 in connection with the acquisition of Bally's Grand, Inc. common stock from that officer. The subsidiary preferred stock has cumulative annual dividend requirements of $572 and can be exchanged at any time through 2001 (date the subsidiary must redeem the preferred stock) at the option of the holder for 1,505,405 shares of Common Stock and 376,351 shares of BFIT common stock (lesser amounts can be exchanged in the same ratio). In addition, at any time on or after June 30, 1997, the preferred stock may be redeemed for cash at the option of either the subsidiary or the holder.

STOCKHOLDERS' EQUITY

Preferred stock

The Series B Junior Participating Preferred Stock, par value $1 per share (the "Series B Junior Stock"), if issued, will have a minimum preferential quarterly dividend of $5 per share, but will be entitled to an aggregate dividend of 100 times the dividend declared on shares of Common Stock. Each share of Series B Junior Stock will have 100 votes, voting together with Common Stock, except as Delaware law may otherwise provide. In the event of liquidation, the holders of Series B Junior Stock will receive a preferred liquidation payment of $100 per share, but will be entitled to receive an aggregate liquidation payment equal to 100 times the payment made per share of Common Stock.

The Series D Convertible Exchangeable Preferred Stock, par value $1 per share (the "Series D Stock"), with an aggregate liquidation value of $34,725 as of December 31, 1995, bears a dividend rate of 8%. The holders of Series D Stock do not have voting rights, except that the holders would have the right to elect two additional directors of Bally if dividends on the Series D Stock are in arrears in an amount equal to at least six quarterly dividends and except as Delaware law may otherwise provide. The Series D Stock is redeemable, in whole or in part, at the option of Bally at $50.80 per share as of December 31, 1995, declining each February 1 in equal annual amounts to $50 per share on and after February 1, 1997, in each case plus accrued and unpaid dividends. The Series D Stock is convertible into Common Stock at a current price of $22.52 per share (as adjusted for the spin-off of BFIT), equivalent to a conversion rate of 2.22 shares of Common Stock for each share of Series D Stock (subject to adjustment for certain subsequent changes in the Company's capitalization). The Series D Stock is exchangeable at the option of Bally, in whole but not in part, on any dividend payment date for an issue of 8% Convertible Subordinated Debentures due February 1, 2007 that would be issued by Bally. In the event of liquidation, the holders of the Series D Stock will receive a preferred liquidation payment of $50 per share, plus an amount equal to any dividends accrued and unpaid to the payment date, before any distribution is made to holders of junior securities.

During 1995, Bally issued 15,525,000 shares of 8% PRIDES Convertible Preferred Stock, par value $1 per share (the "PRIDES"), which provided proceeds of $166,830 after expenses. Generally, holders of shares of PRIDES have the right with holders of Common Stock to vote in the election of Bally's Board of Directors (the "Board") and upon each other matter coming before any meeting of the holders of Common Stock, on the basis of 4/5 of a vote for each share of PRIDES held. On October 3, 1999, each share

------------------------------------------------------------------------------
BALLY ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
(ALL DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

of PRIDES mandatorily converts into 1.12 shares (as adjusted for the spin-off of BFIT) of Common Stock (subject to adjustment for certain subsequent changes in the Company's capitalization), and the right to receive an amount in cash equal to any accrued and unpaid dividends thereon. At any time prior to October 3, 1999, unless previously redeemed, each share of PRIDES is presently convertible (at the option of the holder) into .92 of a share of Common Stock, equivalent to a current conversion price of $12.092 per share of Common Stock (as adjusted for the spin-off of BFIT), subject to adjustment for certain subsequent changes in the Company's capitalization. The shares of PRIDES are not redeemable by Bally prior to October 3, 1998 and rank senior to the Common Stock but junior to the Series D Stock as to the payment of dividends and distribution of assets upon liquidation. The PRIDES have an aggregate liquidation value of $172,716 plus any accrued and unpaid dividends thereon.

Common stock

At December 31, 1995, shares of Common Stock were reserved for future issuance as follows:

Conversion of preferred stock...... 18,929,339
Stock option and purchase plans....  7,262,187
Conversion of 10% Debentures, 8%
  Debentures and 6% Debentures.....  3,708,774
Other..............................      1,188
                                    ----------
                                    29,901,488
                                    ----------
                                    ----------

STOCK PLANS, AWARDS AND RIGHTS

Incentive plans

The 1989 Incentive Plan of Bally (the "1989 Plan") for officers and key employees provides for the grant of stock options, stock appreciation rights ("SARs") and restricted stock (collectively "Awards"). During 1995, the 1989 Plan was amended to increase the aggregate number of shares of Common Stock which may be sold or delivered under the 1989 Plan to 8,000,000 shares and to prohibit the future grant of SARs. At December 31, 1995, options to purchase 6,074,686 shares of Common Stock were outstanding and 769,366 shares of Common Stock were available for future grant under the 1989 Plan. No Awards may be granted after March 9, 1999.

The 1989 Plan provides for granting incentive as well as non-qualified stock options. Generally, non-qualified stock options will be granted with an option price equal to the fair market value of the stock at the date of grant. Incentive stock options must be granted at not less than the fair market value of the stock at the date of grant. Option grants generally become exercisable in three equal annual installments commencing one year after the date of grant, but the Compensation and Stock Option Committee (the "Compensation Committee") of the Board in its discretion, may alter such terms.

SARs are rights granted to an officer or key employee to receive shares of stock and/or cash in an amount equal to the excess of the fair market value of the stock on the date the SARs are exercised over the fair market value of the stock on the date the SARs were granted or, at the discretion of the Compensation Committee, the date the option was granted, if granted in tandem with an option granted on a different date. Upon exercise of SARs, the optionee surrenders the related option in exchange for payment, in cash, of the excess of the fair market value on the date of surrender over the option price. There have been no SARs granted under this plan since 1990. Stock options and SARs granted under the 1989 Plan may be exercisable for a term of not more than ten years after the date of grant.

Restricted stock awards are rights granted to an employee to receive shares of stock without payment but subject to forfeiture and other restrictions as set forth in the 1989 Plan. Generally, the restricted stock awarded, and the right to vote such stock or to receive dividends thereon, may not be sold, exchanged or otherwise disposed of during the restricted period. Except as otherwise determined by the Compensation Committee, the restrictions and risks of forfeiture will, after one year from the date of grant, lapse as to not more than 20% of the stock originally awarded, after two years lapse as to an aggregate of not more than 40% of the stock originally awarded, and after three years shall lapse as to all the stock originally awarded. There have been no restricted stock awards granted under this plan since 1989 and there are no shares outstanding with restrictions under this plan at December 31, 1995.

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BALLY ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
(ALL DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

The 1993 Non-Employee Directors' Stock Option Plan of Bally (the "1993 Plan") provides for the grant of non-qualified stock options to purchase an aggregate of 120,000 shares of Common Stock to directors of the Company who are not officers or key employees of Bally or any of its subsidiaries. Under this plan, stock options are granted with an option price equal to the fair market value of the stock on the date of grant. Option grants generally become exercisable in three equal annual installments commencing one year after the date of grant, with such options expiring ten years after the date of grant. At December 31, 1995, options to purchase 70,000 shares of Common Stock were outstanding and 50,000 shares of Common Stock were available for future grant under the 1993 Plan. No options may be granted under this plan after October 13, 1998.

The Company also has a non-qualified and incentive stock option and stock appreciation rights plan for officers and key employees (the "1985 Plan") which has been terminated except for options to purchase 36,102 shares of Common Stock that were outstanding at December 31, 1995, all of which are vested.

A summary of 1995 stock option activity under the three aforementioned plans (with option prices adjusted for the spin-off of BFIT) is as follows:

                                       Price        Number
                                     per share    of shares
----------------------------------------------------------
Outstanding at December 31, 1994...  $ .55-21.30   5,652,441
Granted............................   6.30-11.05   1,057,082
Exercised..........................   3.88- 9.63    (316,907)
Cancelled or expired...............   2.68-12.80    (211,828)
                                                  ----------
Outstanding at December 31, 1995...    .55-21.30   6,180,788
                                                  ----------
                                                  ----------

At December 31, 1995, options on 3,422,544 shares were exercisable. Shares under option at December 31, 1995 include awards to purchase 508,334 shares that can be deemed SARs by the award recipients. Outstanding options at December 31, 1995 expire between 1996 and 2005.

Bally's Employee Stock Purchase Plan (the "Stock Purchase Plan") provides for the purchase of Common Stock by eligible employees (as defined) electing to participate in the plan. The stock can generally be purchased every six months at a price equal to the lesser of: (i) 85% of the fair market value of the stock on the date when a particular offering begins or (ii) 85% of the fair market value of the stock on the date when a particular offering terminates. On each offering made under the Stock Purchase Plan, each eligible employee electing to participate in the Stock Purchase Plan will automatically be granted shares of Common Stock equal to the number of full shares which may be purchased from the employee's elected payroll deduction, with a maximum payroll deduction equal to 10% of eligible compensation, as defined. The first offering under this plan commenced on July 1, 1994 and the last offering terminates on June 30, 2004. During 1995 and 1994, employees participating in the Stock Purchase Plan purchased 170,519 shares and 117,448 shares, respectively, of Common Stock. At December 31, 1995, 262,033 shares of Common Stock were available for future purchases under the Stock Purchase Plan. No expense has been recorded by the Company in connection with this plan because it is noncompensatory.

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations in accounting for its employee stock options and intends to continue to do so.

Awards of subsidiary stock

The Bally's Grand, Inc. Incentive Stock Plan is a general incentive stock award plan for the benefit of its officers which provides for the grant of stock awards for no consideration. During 1993, Bally's Grand, Inc. awarded 600,000 shares of its common stock, of which 300,000 shares were awarded through an outright grant and were subsequently acquired by a subsidiary of Bally at their fair market value. The remaining 300,000 shares were awarded subject to certain restrictions and forfeiture if the participant's employment with Bally's Grand, Inc. terminated before the restrictions lapsed (forfeitures occurred in 1995, 1994 and 1993). The restrictions applicable to these 300,000 shares lapsed as to approximately one-third of the shares awarded on each of December 31, 1993, 1994 and 1995, and Bally's Grand, Inc. acquired 76,900 and 180,175 of these shares at their fair market value during 1995 and 1994, respectively. The fair value of restricted shares awarded was amortized to expense over the period the restrictions lapsed. Pursuant to this stock plan, forfeited shares are available to be

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BALLY ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
(ALL DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

awarded again. As of December 31, 1995, there were 42,925 shares of Bally's Grand, Inc. common stock available for award under this plan.

Rights to purchase preferred stock

One preferred stock purchase right is attributable to each outstanding share of Common Stock. Under certain conditions, each right may be exercised to purchase 1/100th of a share of Series B Junior Stock for $60. Unless earlier redeemed by the Board of Directors, the rights become exercisable upon the close of business on the day which is the earliest of (i) the tenth day following the date (the "Stock Acquisition Date") of a public announcement that a person or group of affiliated or associated persons, with certain exceptions, has acquired beneficial ownership of 10% or more of the outstanding Common Stock (an "Acquiring Person"), (ii) the tenth business day (or such later date as may be determined by the Board of Directors prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) after the date of the commencement or announcement of a person's or group's intention to commence a tender or exchange offer (with certain exceptions) the consummation of which would result in the ownership of 20% or more of the outstanding Common Stock and (iii) the tenth day after the date on which any person becomes a "Triggering 5% Stockholder". A "Triggering 5% Stockholder" is a person or group of affiliated or associated persons holding 5% or more of the Common Stock and who have been found to have violated any state gaming, casino or similar statute or regulation in connection with the stockholder's interest in the Company, to be unsuited or unqualified under any such statute or regulation to own 5% or more of the Common Stock or to have acquired beneficial ownership of a percentage ownership of the Common Stock in excess of the percentage ownership deemed by a governmental authority to constitute control of the Company without the requisite prior approvals from the applicable gaming authorities. An Acquiring Person does not include (i) the Company, (ii) any subsidiary of the Company,
(iii) any employee benefit plan of the Company or of any subsidiary of the Company or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan or (iv) any director of the Company holding office as of the close of business on November 15, 1995 and any immediate family member of, or person controlled by, any such director. Unless the rights are earlier redeemed, if a person or group (with certain exceptions) becomes an Acquiring Person or a Triggering 5% Stockholder, proper provision will be made so that each holder of record of a right, other than the Acquiring Person or Triggering 5% Stockholder (whose rights will thereupon become null and void), will thereafter have the right to receive, upon payment of the exercise price of the rights, that number of shares of Common Stock (or other securities or property) having a market value at the time of the transaction equal to two times the exercise price. In the event that, at any time following the Stock Acquisition Date, the Company is acquired in a merger or other business combination transaction (other than a merger with an Acquiring Person in which the Company is the surviving corporation and the Common Stock is not changed or exchanged) or 50% or more of the Company's assets or earning power is sold or transferred, each holder of a right (except rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a calculated value equal to two times the purchase price of the right. The rights, which do not have voting privileges, are subject to adjustment to prevent dilution, expire on December 4, 1996 and may be redeemed by the Company at a price of five cents per right at any time until 10 days following the Stock Acquisition Date or the date on which any person or group first becomes a Triggering 5% Stockholder.

EMPLOYEE BENEFIT PLANS

Bally and certain subsidiaries have defined contribution plans that provide retirement benefits for eligible non-union employees. Eligible employees may elect to participate by contributing a percentage of their pre-tax earnings to the plans. Employee contributions to the plans, up to certain limits, are matched in various percentages by the Company. The expense applicable to continuing operations for the Company's defined contribution plans was $6,089, $5,602 and $4,299 for 1995, 1994 and 1993, respectively.

Certain employees of the Company are covered by union-sponsored, collectively bargained, multi-employer defined benefit pension plans. The

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BALLY ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
(ALL DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

contributions and charges to expense for these plans were $4,256, $4,255 and $1,314 in 1995, 1994 and 1993, respectively.

In addition, Bally's Park Place had a noncontributory supplemental executive retirement plan for certain key executives which was terminated during 1995, whereby Bally's Park Place generally settled its obligations with respect thereto by making a payment to one of the defined contribution plans described above. As a result of this settlement, Bally's Park Place recognized a gain of $1,800 in 1995. The net periodic pension cost for this plan was $949 and $3,090 for 1994 and 1993, respectively.

DISCONTINUED OPERATIONS

On June 28, 1994, the Board approved a plan to spin-off its fitness centers segment operated by BFIT (the "Spin-off"). As a result, the Company recorded an after tax provision in June 1994 of $23,731 for BFIT's estimated operating losses through disposal. Several unexpected delays in effecting the Spin-off were encountered, resulting in the Company's recognition of a $10,980 after-tax provision in the third quarter of 1995 for additional BFIT operating losses. On November 6, 1995, the Board declared a spin-off distribution to holders of Common Stock at the close of business on November 15, 1995, with one share of BFIT common stock to be distributed for every four shares of Common Stock then outstanding. The BFIT common stock was distributed on January 9, 1996; however, the Spin-off was reflected in the Company's consolidated financial statements as of the November 15, 1995 record date. In addition, cash payments were made to holders of Common Stock in lieu of any fractional shares of BFIT common stock.

In connection with the Spin-off, BFIT issued to the Company a warrant (the "Warrant") entitling the Company to acquire 2,942,805 shares of BFIT common stock at an exercise price of $5.26 per share (equal to 110% of the average trading price of BFIT's common stock for the first 20 trading days after the stock was distributed). The Warrant is not exercisable until December 31, 1996 (unless certain change in control transactions occur) and is exercisable for a period of nine years thereafter.

The Company's investment in and receivables from discontinued operations at December 31, 1995 and 1994 consists of:

                                         1995       1994
---------------------------------------------------------
Investment in fitness centers
  segment............................. $     --   $229,438
Income taxes receivable from fitness
  centers segment.....................   15,200     52,990
Other.................................      250      8,584
                                       --------   --------
                                       $ 15,450   $291,012
                                       --------   --------
                                       --------   --------


Summarized results of operations of the fitness centers segment is as follows:

                            Period from
                             January 1,
                               1995              Years ended
                             through             December 31
                             November       ---------------------
                             15, 1995         1994         1993
    ---------------------------------------------------------
Revenues...................     $585,351    $661,505     $694,752
Operating income (loss)....       10,265     (36,327)       3,391
Loss before extraordinary
  item and cumulative
  effect on prior years of
  change in accounting for
  income taxes.............      (10,980)    (46,091)     (26,245)
Extraordinary loss on
  extinguishment of debt...                                (5,999)
Cumulative effect on prior
  years of change in
  accounting for income
  taxes....................                                20,711
Net loss...................      (10,980)    (46,091)     (11,533)

In 1993, the Company disposed of its remaining 1,752,400 shares of Gaming common stock pursuant to stock exchange agreements. This disposition, including the recognition of previously deferred cumulative translation adjustment credits of $2,506, resulted in a gain of $6,215, including an income tax benefit of $1,452. The income tax benefit resulted from the utilization of tax loss carryforwards to offset taxable income arising from this disposition of Gaming common stock.

BALLY ENTERTAINMENT CORPORATION
SUPPLEMENTARY DATA

QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)


                                                                                  Quarters ended
                                                 ---------------------------------------------------------------------------
                                                      March 31          June 30           September 30        December 31
                                                 ----------------   ----------------    ----------------    ----------------

                                                  1995      1994     1995      1994      1995      1994      1995      1994
                                                 ------    ------   ------    ------    ------    ------    ------    ------
                                                 (in millions, except per share data)
Revenues . . . . . . . . . . . . . . . . . . . . $228.3    $212.3   $245.0    $238.4    $287.1    $261.3    $263.5    $230.3
Operating income . . . . . . . . . . . . . . . .   40.4      19.2     46.0      42.2      58.9      52.2      41.5      11.5
Income (loss) from continuing operations . . . .    4.2      (9.7)     9.3       6.2      17.0      11.8      46.2     (10.2)
Income (loss) from discontinued operations . . .              5.0              (51.1)    (11.0)
Income (loss) before extraordinary item. . . . .    4.2      (4.7)     9.3     (44.9)      6.0      11.8      46.2     (10.2)
Extraordinary gain (loss). . . . . . . . . . . .     .3     (20.7)      .1                                                .3
Net income (loss). . . . . . . . . . . . . . . .    4.5     (25.4)     9.4     (44.9)      6.0      11.8      46.2      (9.9)
Per common share:
  Income (loss) from continuing operations . . . $  .07    $ (.23)  $  .17    $  .12    $  .32    $  .24    $  .67    $ (.23)
  Income (loss) from discontinued
    operations . . . . . . . . . . . . . . . . .              .11              (1.09)     (.21)
  Extraordinary gain (loss). . . . . . . . . . .    .01      (.44)
  Net income (loss). . . . . . . . . . . . . . .    .08      (.56)     .17      (.97)      .11       .24       .67      (.23)

----------------


NOTES:

1. Casino operations of Bally's New Orleans commenced in July 1995 and Bally's Mississippi reopened its casino in December 1995. Between 1993 and February 1995, Bally's Mississippi operated at a different site.

2. Income from continuing operations for the quarters ended March 31, June 30, September 30 and December 31, 1995 includes charges (net of taxes and minority interests) of $.3 million ($.01 per share), $.9 million ($.02 per share), $1.7 million ($.02 per share) and $2.5 million ($.05 per share), respectively, for costs incurred in the pursuit and development of new gaming projects and for amortization of pre-opening costs.

3. Income (loss) from continuing operations for the quarters ended March 31, June 30, September 30 and December 31, 1994 includes charges (net of taxes) of $2.5 million ($.05 per share), $.1 million, $2.9 million ($.06 per share) and $5.2 million ($.11 per share), respectively, for costs incurred in the pursuit and development of new gaming projects and for amortization of pre-opening costs.

4. Income from continuing operations includes gains from sales of marketable securities (net of taxes and minority interests) for the quarters ended June 30, September 30 and December 31, 1995 at $.6 million ($.01 per share), $.1 million and a $.7 million ($.01 per share), respectively, and for the quarters ended September 30 and December 31, 1994 of $1.1 million ($.02 per share) and $3.6 million ($.08 per share), respectively.

5. Income from continuing operations for the quarter ended December 31, 1995 includes a credit of $41.0 million ($.65 per share) for certain adjustments to prior years' income taxes.

6. Loss from continuing operations for the quarter ended December 31, 1994 includes a charge of $8.5 million ($.18 per share) for the write-down of certain assets abandoned upon the relocation of the Company's casino closer to Memphis, Tennessee.

7. The quarterly consolidated financial information reflects Bally Total Fitness Holding Corporation as a discontinued operation due to the spin-off distribution by Bally of its fitness centers segment. Loss from discontinued operations for the quarters ended September 30, 1995 and June 30, 1994 includes charges of $11.0 million ($.21 per share) and $23.7 million ($.51 per share), respectively, to provide for operating losses of the Company's fitness centers segment through the spin-off date.

8. The extraordinary gain (loss) for the quarters ended March 31 and June 30, 1995 and March 31 and December 31, 1994 are due to early retirements of debt.

Bally Entertainment Corporation
CONDENSED CONSOLIDATED BALANCE SHEET
(unaudited)
                                                 September 30     December 31
                                                         1996            1995
-------------------------------------------------------------------------------
                                                                (In thousands)

                   ASSETS
Current assets:
  Cash and equivalents . . . . . . . . . . . .    $   280,539     $   285,801
  Marketable securities, at fair value . . . .          7,624          18,111
  Receivables, less allowances of $13,213
    and $13,094. . . . . . . . . . . . . . . .         36,230          27,497
  Inventories. . . . . . . . . . . . . . . . .          7,872           8,358
  Income taxes receivable. . . . . . . . . . .          4,428
  Deferred income taxes. . . . . . . . . . . .         22,283          22,450
  Other current assets . . . . . . . . . . . .         22,249          11,495
                                                  -----------      ----------
    Total current assets . . . . . . . . . . .        381,225         373,712

Property and equipment, less accumulated
  depreciation of $571,245 and $510,898. . . .      1,255,060       1,267,233
Intangible assets, less accumulated
  amortization of $32,485 and $28,867. . . . .        121,654         122,728
Other assets . . . . . . . . . . . . . . . . .        129,813         125,544
                                                  -----------      ----------
                                                  $ 1,887,752     $ 1,889,217
                                                  -----------      ----------
                                                  -----------      ----------

     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable . . . . . . . . . . . . . .    $    17,565     $    22,209
  Income taxes payable . . . . . . . . . . . .                          3,583
  Accrued liabilities. . . . . . . . . . . . .        113,823         116,548
  Current maturities of long-term debt . . . .         13,438          11,160
                                                  -----------      ----------
    Total current liabilities. . . . . . . . .        144,826         153,500

Long-term debt, less current maturities. . . .      1,208,678       1,278,441
Deferred income taxes. . . . . . . . . . . . .        170,590         157,913
Other liabilities. . . . . . . . . . . . . . .         15,006          12,626

Minority interests . . . . . . . . . . . . . .         36,885          36,102

Stockholders' equity . . . . . . . . . . . . .        311,767         250,635
                                                  -----------      ----------
                                                  $ 1,887,752     $ 1,889,217
                                                  -----------      ----------
                                                  -----------      ----------


See accompanying notes.

Bally Entertainment Corporation
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(unaudited)

                                                                     Nine months
                                                              ended September 30
                                                         -----------------------
                                                          1996              1995
--------------------------------------------------------------------------------
                                           (In thousands, except per share data)

Revenues . . . . . . . . . . . . . . . . . . .     $  891,052      $  760,467

Costs and expenses:
  Cost of operations . . . . . . . . . . . . .        530,544         471,885
  Selling, general and administrative. . . . .        105,253          82,435
  Gaming development costs, including
    amortization of pre-opening costs of
    $3,281 and $2,492. . . . . . . . . . . . .          5,018           6,373
  Depreciation and amortization. . . . . . . .         64,325          54,500
                                                  -----------      ----------
     . . . . . . . . . . . . . . . . . . . . .        705,140         615,193
                                                  -----------      ----------
Operating income . . . . . . . . . . . . . . .        185,912         145,274
Gain on sales of marketable securities . . . .          2,484           1,346
Interest expense . . . . . . . . . . . . . . .        (98,754)        (98,188)
                                                  -----------      ----------
Income from continuing operations before income
  taxes and minority interests . . . . . . . .         89,642          48,432
Income tax provision . . . . . . . . . . . . .        (31,000)        (19,000)
Minority interests . . . . . . . . . . . . . .         (4,452)          1,018
                                                  -----------      ----------
Income from continuing operations. . . . . . .         54,190          30,450
Loss from discontinued operations. . . . . . .                        (10,980)
                                                  -----------      ----------
Income before extraordinary item . . . . . . .         54,190          19,470
Extraordinary gain (loss) on extinguishment
  of debt. . . . . . . . . . . . . . . . . . .         (2,948)            458
                                                  -----------      ----------
Net income . . . . . . . . . . . . . . . . . .         51,242          19,928
Preferred stock dividend requirement . . . . .        (11,414)         (2,083)
                                                  -----------      ----------
Net income applicable to common stock. . . . .     $   39,828      $   17,845
                                                  -----------      ----------
                                                  -----------      ----------

Per common and common equivalent share:
  Income from continuing operations. . . . . .     $      .77      $      .57
  Loss from discontinued operations. . . . . .                           (.22)
  Extraordinary gain (loss) on extinguishment
    of debt. . . . . . . . . . . . . . . . . .           (.04)            .01
                                                  -----------      ----------
  Net income . . . . . . . . . . . . . . . . .     $      .73      $      .36
                                                  -----------      ----------
                                                  -----------      ----------

See accompanying notes.

Bally Entertainment Corporation
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(unaudited)
                                                                 Three months
                                                           ended September 30
                                                      -----------------------
                                                        1996             1995
-------------------------------------------------------------------------------
                                           (In thousands, except per share data)

Revenues . . . . . . . . . . . . . . . . . . .     $  306,732      $  287,127

Costs and expenses:
  Cost of operations . . . . . . . . . . . . .        177,538         175,811
  Selling, general and administrative. . . . .         35,280          28,600
  Gaming development costs, including
    amortization of pre-opening costs of
    $2,492 in 1995 . . . . . . . . . . . . . .            414           4,194
  Depreciation and amortization. . . . . . . .         21,586          19,663
                                                    ----------      ----------
                                                      234,818          228,268
                                                    ----------      ----------
Operating income . . . . . . . . . . . . . . .         71,914          58,859
Gain on sales of marketable securities . . . .            870             221
Interest expense . . . . . . . . . . . . . . .        (31,882)        (33,582)
                                                  -----------      ----------
Income from continuing operations before income
  taxes and minority interests . . . . . . . .         40,902          25,498
Income tax provision . . . . . . . . . . . . .        (12,700)        (10,100)
Minority interests . . . . . . . . . . . . . .           (587)          1,615
                                                    ----------      ----------
Income from continuing operations. . . . . . .         27,615          17,013
Loss from discontinued operations. . . . . . .                        (10,980)
                                                    ----------      ----------
Income before extraordinary item . . . . . . .         27,615           6,033
Extraordinary gain (loss) on extinguishment
  of debt. . . . . . . . . . . . . . . . . . .         (2,300)             13
                                                    ----------      ----------
Net income . . . . . . . . . . . . . . . . . .         25,315           6,046
Preferred stock dividend requirement . . . . .         (3,300)           (694)
                                                    ----------      ----------
Net income applicable to common stock. . . . .     $   22,015      $    5,352
                                                    ----------      ----------
                                                    ----------      ----------

Per common and common equivalent share:
  Income from continuing operations. . . . . .     $      .39      $      .32
  Loss from discontinued operations. . . . . .                           (.21)
  Extraordinary gain (loss) on extinguishment
    of debt. . . . . . . . . . . . . . . . . .           (.03)            --
                                                    ----------      ----------
  Net income . . . . . . . . . . . . . . . . .     $      .36      $      .11

                                                    ----------      ----------
                                                    ----------      ----------


See accompanying notes.

Bally Entertainment Corporation
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
(unaudited)


                                                                    Capital                                   Total
                                                                      in                    Common stock      stock-
                                          Preferred     Common     excess of     Retained        in          holders'
            DOLLAR AMOUNTS                  stock       stock      par value     earnings     treasury        equity
----------------------------------------------------------------------------------------------------------------------
                                                                                 (In thousands, except per share data)

Balance at December 31, 1995. . . . . .   $ 16,219   $ 31,751      $177,551     $ 27,151     $ (2,037)     $250,635
Net income. . . . . . . . . . . . . . .                                           51,242                     51,242
Dividends on preferred stock:
  Series D - $2.00 per share. . . . . .                                           (1,206)                    (1,206)
  8% PRIDES - $.6675 per share. . . . .                                          (10,208)                   (10,208)
Change in unrealized gain/loss
  on available-for-sale
  securities. . . . . . . . . . . . . .                                             (337)                      (337)
Issuance of common/treasury stock:
  Under stock purchase and
    option plans. . . . . . . . . . . .                   506         7,202                       108         7,816
  Upon conversion of/in exchange
    for preferred stock . . . . . . . .     (1,387)     1,452        (1,531)                    1,466            --
  Upon conversion of debt . . . . . . .                   732        13,098                                  13,830
Redemption of Series D preferred
  stock . . . . . . . . . . . . . . . .                                  (5)                                     (5)
                                           --------   --------      --------     --------      -------      --------
Balance at September 30, 1996 . . . . .   $ 14,832   $ 34,441      $196,315     $ 66,642      $  (463)     $311,767
                                           --------   --------      --------     --------      -------      --------
                                           --------   --------      --------     --------      -------      --------



                                                                     Preferred stock                     Common stock
                                                                 ----------------------        ----------------------
  Share amounts                                                  Series D     8% PRIDES          Issued      Treasury
---------------------------------------------------------------------------------------------------------------------
                                                                                                        (In thousands)

Balance at December 31, 1995. . . . . .                                 694       15,525       47,626           147
Issuance of common/treasury stock:
  Under stock purchase and option plans. . . . . .                                                758            (8)
  Upon conversion of/in exchange for
   preferred stock. . . . . . . . . . .                                (694)        (693)       2,179          (106)
  Upon conversion of debt . . . . . . .                                                         1,097
                                                                     -------      -------      -------       -------
Balance at September 30, 1996 . . . . .                                 --        14,832       51,660            33
                                                                     -------      -------      -------       -------
                                                                     -------      -------      -------       -------



See accompanying notes.

Bally Entertainment Corporation
CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)
                                                                   Nine months
                                                            ended September 30
                                                        ----------------------
                                                        1996            1995
-------------------------------------------------------------------------------
                                                                 (In thousands)

OPERATING:
 Income from continuing operations . . . . . .     $   54,190      $   30,450
 Adjustments to reconcile to cash provided--
  Depreciation and amortization (including
    pre-opening costs) . . . . . . . . . . . .         67,606          56,992
  Interest accretion on discount notes and other
    amortization included in interest expense.         14,139          15,270
  Deferred income taxes. . . . . . . . . . . .         14,630          13,111
  Minority interests . . . . . . . . . . . . .          4,452          (1,018)
  Provision for doubtful receivables . . . . .          1,771           3,360
  Gain on sales of marketable securities . . .         (2,484)         (1,346)
  Change in operating assets and liabilities .        (31,246)         (9,939)
  Other, net . . . . . . . . . . . . . . . . .         (1,092)         (2,859)
                                                    ----------      ----------
     Cash provided by operating activities . .        121,966         104,021

INVESTING:
 Purchases and construction of property
   and equipment . . . . . . . . . . . . . . .        (46,953)       (103,942)
 Decrease in construction-related liabilities.         (2,588)           (163)
 Acquisitions of Bally's Grand, Inc. common stock      (6,995)        (15,179)
 Purchases of marketable securities. . . . . .         (5,711)         (9,748)
 Net proceeds from sales of marketable securities      19,244           5,335
 Loans to nonconsolidated gaming ventures. . .                        (13,600)
 Other, net. . . . . . . . . . . . . . . . . .         (8,658)         (7,327)
                                                    ----------      ----------
     Cash used in investing activities . . . .        (51,661)       (144,624)

FINANCING:
 Debt transactions --
  Proceeds from long-term borrowings . . . . .         10,000          48,316
  Repayments of long-term debt . . . . . . . .        (77,834)        (17,473)
  Debt issuance costs. . . . . . . . . . . . .         (1,209)           (769)
                                                    ----------      ----------
     Cash provided by (used in) debt transactions     (69,043)         30,074
 Equity transactions --
  Preferred stock dividends paid . . . . . . .        (11,568)         (2,083)
  Proceeds from issuance of common stock
    under stock purchase and option plans. . .          5,049           1,397
  Redemption of Series D preferred stock . . .             (5)
                                                    ----------      ----------
     Cash provided by (used in) financing
       activities. . . . . . . . . . . . . . .        (75,567)         29,388

DISCONTINUED OPERATIONS:
     Cash provided by discontinued operations.                          7,751
                                                    ----------      ----------
Decrease in cash and equivalents . . . . . . .         (5,262)         (3,464)
Cash and equivalents, beginning of period. . .        285,801         178,427
                                                    ----------      ----------
Cash and equivalents, end of period. . . . . .     $  280,539      $  174,963
                                                    ----------      ----------
                                                    ----------      ----------


                               (continued)

Bally Entertainment Corporation
CONSOLIDATED STATEMENT OF CASH FLOWS--(CONTINUED)
(unaudited)
                                                                    Nine months
                                                             ended September 30
                                                         ----------------------
                                                          1996            1995
-------------------------------------------------------------------------------
                                                                  (In thousands)

SUPPLEMENTAL CASH FLOWS INFORMATION:

  Changes in operating assets and liabilities
    were as follows--
      Increase in receivables. . . . . . . . .    $   (12,414)     $   (2,966)
      (Increase) decrease in inventories . . .            486            (137)
      Increase in income taxes receivable. . .         (2,494)
      (Increase) decrease in other current assets     (10,428)          7,831
      Increase in other assets . . . . . . . .         (3,203)         (2,271)
      Decrease in accounts payable and accrued
        liabilities. . . . . . . . . . . . . .         (1,451)         (1,934)
      Decrease in income taxes payable . . . .         (3,583)         (3,928)
      Increase (decrease) in other liabilities          1,841          (6,534)
                                                    ----------      ----------
                                                    $ (31,246)     $   (9,939)
                                                    ----------      ----------
                                                    ----------      ----------

  Cash payments for interest and income taxes
    were as follows--
      Interest paid. . . . . . . . . . . . . .     $   78,174      $   78,283
      Interest capitalized . . . . . . . . .  .          (589)         (2,688)
      Income taxes paid (net of refunds) . . .         15,688           9,909

  Investing and financing activities exclude
    the following non-cash activities--
      Issuance of common/treasury stock in
        exchange for/upon conversion of other
        securities . . . . . . . . . . . . . .     $   81,262     $
      Issuance of 8% PRIDES preferred
        stock (settled on October 3, 1995) . .                        167,530
      Contribution of net assets into
        consolidated venture by minority
        interest . . . . . . . . . . . . . . .                         13,166
      Purchases of marketable securities on
        margin . . . . . . . . . . . . . . . .                         13,610
      Sales of margined marketable securities
        (including unsettled sales). . . . . .                         10,221



See accompanying notes.

Bally Entertainment Corporation
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts in thousands except per share data) (unaudited)

BASIS OF PRESENTATION

The accompanying condensed consolidated financial statements include the accounts of Bally Entertainment Corporation ("Bally") and the subsidiaries which it controls (collectively, the "Company"). The Company operates in one industry segment and all significant revenues arise from two casino hotel resorts in Atlantic City, New Jersey, a casino hotel resort in Las Vegas, Nevada, a dockside casino and hotel in Robinsonville, Mississippi (near Memphis, Tennessee) and a riverboat casino in New Orleans, Louisiana. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

All adjustments have been recorded which are, in the opinion of management, necessary for a fair presentation of the condensed consolidated balance sheet of the Company at September 30, 1996, its condensed consolidated statements of income for the three and nine months ended September 30, 1996 and 1995, its consolidated statement of stockholders' equity for the nine months ended September 30, 1996 and its consolidated statement of cash flows for the nine months ended September 30, 1996 and 1995. All such adjustments were of a normal recurring nature.

The accompanying condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles which require the Company's management to make estimates and assumptions that affect the amounts reported therein. Actual results could vary from such estimates. In addition, certain reclassifications have been made to prior period financial statements to conform with the 1996 presentation.

ACQUISITION OF BALLY BY HILTON HOTELS CORPORATION

In June 1996, Bally and Hilton Hotels Corporation ("Hilton") entered into an agreement pursuant to which Bally will merge with and into Hilton (the "Merger"). If the Merger is consummated, each share of Bally common stock issued and outstanding immediately prior to the Merger would be converted into the right to receive one share of Hilton common stock. In the event that the trading price of Hilton common stock for a specified period of time prior to the effective time of the Merger is less than $27.00 per share, each holder of Bally common stock will receive an additional cash payment for each share of Bally common stock held by such holder, up to a maximum of $3.00 per share, equal to the excess of $27.00 over such trading price. In addition, upon consummation of the Merger, each share of 8% PRIDES Convertible Preferred Stock of Bally issued and outstanding immediately prior to the Merger will be converted into the right to receive one share of newly authorized 8% PRIDES Convertible Preferred Stock of Hilton having the same rights and preferences. The Merger, which has been approved by the Board of Directors and shareholders of Bally and Hilton, is subject to approval by gaming regulators of several jurisdictions, and is expected to close before year-end 1996.

SEASONAL FACTORS

The Company's operations are subject to seasonal factors and, therefore, the results of operations for the three and nine months ended September 30, 1996 and 1995 are not necessarily indicative of the results of operations for the full year.

EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE

Earnings per common and common equivalent share is computed by dividing net income applicable to common stock by the weighted average number of shares of common stock and common stock equivalents outstanding during each period, which totalled 70,468,967 shares and 51,671,071 shares for the three months ended September 30, 1996 and 1995, respectively, and 68,460,297 shares and 50,924,758 shares for the nine months ended September 30, 1996 and 1995, respectively. Common stock equivalents for each of the periods presented

Bally Entertainment Corporation
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
(All dollar amounts in thousands except per share data) (unaudited)


represent the dilutive effect of the assumed exercise of certain outstanding stock options and the assumed conversion of exchangeable preferred stock of a subsidiary. In addition, common stock equivalents for the three and nine months ended September 30, 1996 include the dilutive effect of the assumed conversion of certain convertible preferred stock (not outstanding during the 1995 periods) and convertible debentures of Bally. Common stock equivalents increased the weighted average number of shares outstanding by 19,121,653 shares and 4,445,204 shares for the three months ended September 30, 1996 and 1995, respectively, and 18,916,673 shares and 3,829,216 shares for the nine months ended September 30, 1996 and 1995, respectively.

ACQUISITIONS OF BALLY'S GRAND, INC. COMMON STOCK

Bally's Grand, Inc. owns and operates the casino hotel resort in Las Vegas, Nevada known as "Bally's Las Vegas." During the nine months ended September 30, 1996, a wholly owned subsidiary of Bally acquired 334,074 shares of Bally's Grand, Inc. common stock in several transactions for $5,765. As a result, Bally's ownership of Bally's Grand, Inc. common stock increased to approximately 85% of the shares outstanding at September 30, 1996.

LONG-TERM DEBT

The carrying amounts of the Company's long-term debt at September 30, 1996 and December 31, 1995 are as follows:

                                                  September 30     December 31
                                                          1996            1995
                                                  ------------     -----------

Bally:
  10% Convertible Subordinated Debentures
    due 2006 . . . . . . . . . . . . . . . . .    $    74,995     $    75,000
  6% Convertible Subordinated Debentures
    due 1998 . . . . . . . . . . . . . . . . .          1,505           1,804
  8% Convertible Senior Subordinated
    Debentures due 2000. . . . . . . . . . . .                         13,586
Bally's Casino Holdings, Inc.:
  Senior Discount Notes due 1998, less
    unamortized discount of $18,206
    and $42,805. . . . . . . . . . . . . . . .         96,094         149,755
Bally's Park Place:
  9-1/4% First Mortgage Notes due 2004 . . . .        425,000         425,000
The Grand:
  10-5/8% First Mortgage Notes due 2003, less
    unamortized discount of $1,559 and $1,678.        273,441         273,322
Bally's Las Vegas:
  10-3/8% First Mortgage Notes due 2003. . . .        315,000         315,000
Other secured and unsecured obligations. . . .         36,081          36,134
                                                   -----------     -----------
Total long-term debt . . . . . . . . . . . . .      1,222,116       1,289,601
Current maturities of long-term debt . . . . .        (13,438)        (11,160)
                                                   -----------     -----------
Long-term debt, less current maturities. . . .    $ 1,208,678     $ 1,278,441
                                                   -----------     -----------
                                                   -----------     -----------

In April 1996, Bally announced its intention to redeem all of its outstanding 8% Convertible Senior Subordinated Debentures due 2000 (the "8% Debentures") on May 23, 1996, at a price equal to the principal amount thereof together with interest accrued to the redemption date. At May 23, 1996, $13,527 principal amount of the 8% Debentures had been converted into 1,085,531 shares of Bally common stock (conversion price of $12.46 per share) and the remaining $59 principal amount of the 8% Debentures was redeemed for $60 in cash.

Bally Entertainment Corporation
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
(All dollar amounts in thousands except per share data) (unaudited)


In October 1996, Hilton announced that upon consummation of the Merger, it intends to redeem all of Bally's outstanding 10% Convertible Subordinated Debentures due 2006 and 6% Convertible Subordinated Debentures due 1998 pursuant to the optional redemption provisions of the respective indentures.

Also in October 1996, Hilton announced offers to purchase any and all of Bally's Casino Holdings, Inc.'s Senior Discount Notes due 1998 (the "Senior Discount Notes"), Bally's Park Place's 9-1/4% First Mortgage Notes due 2004, The Grand's 10-5/8% First Mortgage Notes due 2003 and Bally's Las Vegas' 10-3/8% First Mortgage Notes due 2003 (collectively, with the Senior Discount Notes, the "Notes") for cash (the "Tender Offers") and solicitations of consents to proposed amendments to the indentures for the Notes (the "Consent Solicitations"). Each Tender Offer and Consent Solicitation is subject to consummation of the Merger, receipt of tenders and consents for at least a majority of the principal amount of each series of the Notes and the receipt of any necessary gaming regulatory approvals, as well as certain other conditions described in each Offer to Purchase and Consent Solicitation.

During the three and nine months ended September 30, 1996, the Company purchased $60,000 and $78,260 principal amount of the Senior Discount Notes for $52,125 and $67,723 in cash, respectively, which resulted in extraordinary losses of $2,300 and $2,948, respectively, net of income taxes of $1,239 and $1,588, respectively.

During the three and nine months ended September 30, 1995, the Company purchased $5,000 and $20,040 principal amount of the Senior Discount Notes for $3,631 and $13,448 in cash, respectively, which resulted in extraordinary gains of $13 and $458, respectively, net of income taxes of $7 and $247, respectively.

PREFERRED STOCK

In March 1996, Bally exchanged 512,948 shares of its common stock for 183,409 shares of its Series D Convertible Exchangeable Preferred Stock (the "Series D Stock"). In May 1996, Bally announced its intention to redeem all of its outstanding Series D Stock on June 24, 1996, at a price of $50.40 per share plus accrued and unpaid dividends to the redemption date. At June 24, 1996, 510,988 shares of the Series D Stock had been converted into 1,134,391 shares of Bally common stock (conversion price of $22.52 per share) and the remaining 100 shares of Series D Stock were redeemed for $5 in cash.

During the three months ended September 30, 1996, holders converted 692,700 shares of Bally 8% PRIDES Convertible Preferred Stock into 637,284 shares of Bally common stock (conversion price of $12.092 per share).


DISCONTINUED OPERATIONS

Financial results for the three and nine months ended September 30, 1995 reflect the fitness center business operated by Bally Total Fitness Holding Corporation ("BFIT") as a discontinued operation because of Bally's disposal of this segment through a spin-off distribution completed in January 1996.